Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "MASTERWORKS 264, LLC", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF MARCH, A.D. 2023, AT 3:07 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE 1793 DELAWARE 1855

7373395 8100
SR# 20231163858

Authentication: 203015745
Date: 03-27-23

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:07 PM 03/27/2023
FILED 03:07 PM 03/27/2023
SR 20231163858 - File Number 7373395

CERTIFICATE OF FORMATION

OF

MASTERWORKS 264, LLC

This Certificate of Formation dated as of the 9th day of January, 2023 is being duly executed and filed by the undersigned to form a limited liability company pursuant to Section 18-201 of the Delaware Limited Liability Company Act.

FIRST: The name of the limited liability company (the "**Company**") formed hereby is:

Masterworks 264, LLC

SECOND: The registered office of the Company in the State of Delaware is located at 651 N. Broad Street, Suite 308, Middletown, DE 19709, County of New Castle. The name of its registered agent at such address is Global Virtual Agent Services, LLC.

THIRD: No member or manager shall be personally liable to the Company or its members or other managers for monetary damages for breach of fiduciary duty as a member or manager notwithstanding any provision of law imposing such liability; provided, however, that to the extent provided by applicable law, this provision shall not eliminate the liability of a member or manager for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

Priya Soni

Priya Soni
Authorized Person